SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 21, 2002

Asia Global Crossing Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	000-30994 (Commission File Number)	98-022-4159 (IRS Employer Identification No.)

Mintflower Place, 2nd Floor, 8 Par-La-Ville Road Hamilton, Bermuda (Address of Principal Executive Offices)	HM08 (Zip Code)

Registrant’s telephone number, including area code (441) 296-6485

Item 5. Other Events.

     As previously announced, on November 17, 2002 Asia Global Crossing Ltd. (the “Company”) filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), in connection with the proposed sale of substantially all of the operations and assets of the Company (the “ANC Transaction”).

     Under the terms of the Indenture governing the Company’s 13 3/8% senior notes (the “Notes”) due 2010, the filing of a petition for relief constitutes a default under the Notes. On November 21, 2002, pursuant to the terms of the Indenture, The Bank of New York, as trustee (the “Trustee”) under the Indenture, gave notice of this default. The “automatic stay” provisions of the Bankruptcy Code stay the enforcement by the Trustee of any remedies in respect of such default. As a result, the assertion of such default in not expected to have any effect on the Company’s restructuring in Chapter 11, including the Company’s efforts to seek Bankruptcy Court approval of the ANC Transaction.

     On October 28, 2002, the Company paid $27,699,012 to the Trustee for the benefit of the holders of the Notes in respect of the interest payment originally due October 15, 2002. Also on October 28, a special record date for this payment was set for November 12, 2002, with payment scheduled for November 22, 2002, as required under the Indenture governing the Notes. The November 21 notice from the Trustee also stated that, as a result of the bankruptcy filing, the Trustee will not disburse this payment to the holders of the Notes.

     A copy of the notice from the Trustee is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Notice from Trustee, dated November 21, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GLOBAL CROSSING LTD.

By:	/s/ Stefan C. Riesenfeld

Name: Stefan C. Riesenfeld Title: Chief Financial Officer

Dated: November 26, 2002

EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice from Trustee, dated November 21, 2002.